Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made, entered into and effective as of December 31, 2008 (the “Effective Date”) by and among UNITED STATIONERS INC., a Delaware corporation (hereinafter, together with its successors, referred to as “Holding”), UNITED STATIONERS SUPPLY CO., an Illinois corporation (hereinafter, together with its successors, referred to as the “Company”, and, together with Holding, the “Companies”), and Eric A. Blanchard (hereinafter referred to as the “Executive”).

WHEREAS, the Companies and Executive are parties to an Executive Employment Agreement dated December 1, 2006 (the “Prior Agreement”), which the parties desire to amend and restate in its entirety as set forth in this Agreement; and

WHEREAS, in October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation and for which the Treasury Department has issued final regulations and guidance regarding the deferred compensation provisions of the Act permitting service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them into compliance with the Act; and

WHEREAS, the parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Prior Agreement, as set forth in this Agreement, with the full intention of complying with the Act so as to avoid the additional taxes and penalties imposed under the Act; and

WHEREAS, Executive is a key member of the management of the Companies and is expected to devote substantial skill and effort to the affairs of the Companies, and the Companies desire to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Companies and their shareholders; and

WHEREAS, it is desirable and in the best interests of the Companies and its shareholders to obtain the benefits of Executive’s services and attention to the affairs of the Companies, and to provide inducement for Executive (1) to remain in the service of the Companies in the event of any proposed or anticipated Change of Control and (2) to remain in the service of the Companies in order to facilitate an orderly transition in the event of a Change of Control; and

WHEREAS, it is desirable and in the best interests of the Companies and their shareholders that Executives be in a position to make judgments and advise the Companies with respect to any proposed Change of Control without regard to the possibility that Executive’s employment may be terminated without compensation in the event of a Change of Control; and

WHEREAS, Executive will have access to confidential, proprietary and trade secret information of the Companies and their subsidiaries, and it is desirable and in the best interests of the Companies and their shareholders to protect confidential, proprietary and trade secret information of the Companies and their subsidiaries, to prevent unfair competition by former executives of the Companies following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company; and

WHEREAS, it is desirable and in the best interests of the Companies and their shareholders to obtain commitments from Executive with respect to Executive’s service with the Company, and to facilitate a smooth transition upon separation from service for former executives,

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

Section 1.              Definitions.

(a)           As used in this Agreement, the following terms have the respective meanings set forth below:

“Accrued Benefits” means (i) all salary earned or accrued through the date the Executive’s employment is terminated; (ii) reimbursement for any and all monies expended by Executive in connection with the Executive’s employment for reasonable and necessary out-of-pocket business expenses incurred by the Executive in performance of services for the Company through the date the Executive’s employment is terminated; (iii) all accrued and unpaid annual incentive compensation awards for the year immediately prior to the year in which the Executive’s employment is terminated; and (iv) all other payments and benefits payable on or after termination of employment to which the Executive is entitled at the date of termination under the terms of any applicable compensation arrangement or benefit plan or program of the Company. “Accrued Benefits” shall not include any entitlement to severance pay or severance benefits under any Company severance policy or plan generally applicable to the Company’s salaried employees.

“Affiliate” shall have the meaning given such term in Rule 12b-2 of the Exchange Act.

“Board” shall mean, so long as Holding owns all of the outstanding Voting Securities (as hereinafter defined in the definition of Change of Control) of the Company, the board of directors of Holding. In all other cases, Board means the board of directors of the Company.

“Cause” shall mean (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its Affiliates; (iii) illegal use of drugs; (iv) material breach of this Agreement or any employment-related undertakings provided in a writing signed by the Executive prior to or concurrently with this Agreement; (v) gross negligence or willful misconduct in the performance of Executive’s duties; (vi) breach of any fiduciary duty owed to the Company, including, without limitation, engaging in competitive acts while employed by the Company, or (vii) the Executive’s willful refusal to perform the assigned duties for which the Executive is qualified as directed by the Executive’s Supervising Officer (as hereinafter defined) or the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) which is curable by the Executive, the Executive has been given written notice by the Companies of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Chief Executive Officer. For purposes of this definition of Cause, action or inaction by the Executive shall not be considered “willful” unless done or omitted by the Executive (A) intentionally or not in good faith and (B) without reasonable belief that the Executive’s action or inaction was in the best interests of the Companies, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

“Change of Control” shall mean (a) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of Holding’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (i) Holding of any of its subsidiaries, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by Holding or any of its subsidiaries, or (iii) any Person in which the Executive has a substantial equity interest shall not constitute a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities by Holding, and after such issuance of Voting Securities by Holding, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of Holding, then a Change of Control shall occur; (b) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by Holding’s stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Consent” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest; (c) Consummation of a merger, consolidation or reorganization or approval by Holding’s stockholders of a liquidation or dissolution of Holding or the occurrence of a liquidation or dissolution of Holding (“Business Combination”), unless, following such Business Combination: (1) the Persons with Beneficial Ownership of Holding, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Holding or all or substantially all of Holding’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and (3) no Person (other than Holding, any of its subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by Holding, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (3), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business Combination with a Person in which the Executive has a substantial equity interest shall not constitute a Change of Control, or (d) Approval by Holding’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holding to any Person (other than a Person in which the Executive has a substantial equity interest and other than a subsidiary of Holding or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of Holding and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of the acquisition of Voting

Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition of Voting Securities by the Company, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person, then a Change of Control shall occur.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) any material breach by the Companies of this Agreement without Executive’s written consent, (ii) any material reduction, without the Executive’s written consent, in the Executive’s duties, responsibilities or authority; provided, however, that for purposes of this clause (ii), neither (A) a change in the Executive’s Supervising Officer or the number or identity of the Executive’s direct reports, nor (B) a change in the Executive’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Companies’ executive organizational chart nor (C) a change in the Executive’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Companies shall necessarily be deemed by itself to materially reduce Executive’s duties, responsibilities or authority, as long as, in the case of either (A), (B) or (C), Executive continues to report to either the Chief Executive Officer or Chief Operating Officer of the Companies or to the Supervising Officer to whom he reported immediately prior to the Change of Control or a Supervising Officer of equivalent responsibility and authority, or (iii) without Executive’s written consent: (A) a material reduction in the Executive’s Base Salary, (B) the relocation of the Executive’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control, or (C) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change in Control. For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Executive gives the Companies written notice within thirty (30) days after the initial occurrence of any of such events that the Executive believes that such event constitutes Good Reason, and the Companies thereafter fail to cure any such event within sixty (60) days after receipt of such notice.

“Person” shall mean any natural person, firm, corporation, limited liability company, trust, partnership, limited or limited liability partnership, business association, joint venture or other entity and, for purposes of the definition of Change of Control herein, shall comprise any “person”, within the meaning of Sections 13(d) and 14(d) of the Exchange Act, including a “group” as therein defined.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person owns 20% or more of the economic interest in such Person or owns or has the power to vote, directly or indirectly, securities representing 20%or more of the votes ordinarily entitled to be cast for the election of directors or other governing Persons.

(b)           The capitalized terms used in Section 5(j) have the respective meanings assigned to them in such Section and the following additional terms have the respective meanings assigned to them in the Sections hereof set forth opposite them:

“Annual Bonus”	Section 4(b)
“Base Salary”	Section 4(a)
“Bonus Plan”	Section 4(b)
“Code”	Section 2
“Confidential information or proprietary data”	Section 6(a)(2)
“Customer”	Section 6(d)(2)
“Disability”	Section 5(c)
“Employment Period”	Section 2
“Retirement”	Section 5(f)
“Supervising Officer”	Section 3(a)
“Supplier”	Section 6(d)(2)
“Term” and “Termination Date”	Section 2

Section 2.              Term and Employment Period.  Subject to Section 19 hereof, the term of this Agreement (“Term”) shall commence on the Effective Date of this Agreement and shall continue until the effective date of termination of the Executive’s employment hereunder pursuant to Section 5 of this Agreement. The period during which the Executive is employed by the Companies pursuant to this Agreement is referred to herein as the “Employment Period.” The date on which termination of the Executive’s employment hereunder shall become effective is referred to herein as the “Termination Date.” For purposes of Section 5 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”).

Section 3.              Duties.

(a)           During the Employment Period, the Executive (i) shall serve as Senior Vice President, General Counsel and Secretary, (ii) shall report directly to the Chief Executive Officer (the “Supervising Officer”); (iii) shall, subject to and in accordance with the authority and direction of the Board and/or the Supervising Officer have such authority and perform in a diligent and competent manner such duties as may be assigned to the Executive from time to time by the Board and/or the Supervising Officer and (iv) shall devote the Executive’s best efforts and such time, attention, knowledge and skill to the operation of the business and affairs of the Companies as shall be necessary to perform the Executive’s duties. During the Employment Period, the Executive’s place of performance for the Executive’s duties and responsibilities shall be at the Companies’ corporate headquarters office, unless another principal place of

Executive on the Companies’ business or as may be reasonably required by the Companies.

(b)           Notwithstanding the foregoing, it is understood during the Employment Period, subject to any conflict of interest policies of the Companies, the Executive may (i) serve in any capacity with any civic, charitable, educational or professional organization provided that such service does not materially interfere with the Executive’s duties and responsibilities hereunder, (ii) make and manage personal investments of the Executive’s choice, and (iii) with the prior consent of the Companies’ Chief Executive Officer, which shall not be unreasonably withheld, serve on the board of directors of one (1) for-profit business enterprise.

Section 4.              Compensation.  During the Employment Period, the Executive shall be compensated as follows:

(a)           the Executive shall receive, at such intervals and in accordance with such Company payroll policies as may be in effect from time to time, an annual salary (pro rata for any partial year) equal to $306,329.76 (“Base Salary”). The Base Salary shall be reviewed by the Board from time to time and may, in the Board’s sole discretion, be increased when deemed appropriate by the Board; if so increased, it shall not thereafter be reduced (other than an across-the-board reduction applied in the same percentage at the same time to all of the Companies’ senior executives at the same grade level);

(b)           during the Employment Period, the Executive shall be eligible to earn an annual incentive compensation award under the Companies’ management incentive or bonus plan, or a successor plan thereto, as shall be in effect from time to time (the “Bonus Plan”), subject to achievement of performance goals determined in accordance with the terms of the Bonus Plan (such annual incentive compensation award, the “Annual Bonus”), with such Annual Bonus to be payable in a cash lump sum at such time as bonuses are ordinarily paid to the Companies’ senior executives at the same grade level;

(c)           the Executive shall be reimbursed, at such intervals and in accordance with such Company policies as may be in effect from time to time, for any and all reasonable and necessary out-of-pocket business expenses incurred by the Executive during the Employment Period for the benefit of the Companies, subject to documentation in accordance with the Companies’ policies;

(d)           the Executive shall be entitled to participate in all incentive, savings and retirement plans, stock option plans, practices, policies and programs applicable generally to other senior executives of the Companies at the same grade level and as determined by the Board from time to time;

(e)           the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to senior executives of the Companies at the same grade level (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Companies at the same grade level;

(f)            the Executive shall be entitled to not less than twenty (20) paid vacation days per calendar year (pro rata for any partial year); and

(g)           the Executive shall be entitled to participate in the Company’s other executive fringe benefits and perquisites generally applicable to the Companies’ senior executives at the same grade level in accordance with the terms and conditions of such arrangements as are in effect from time to time.

Section 5.              Termination of Employment.

(a)           All Accrued Benefits to which the Executive (or the Executive’s estate or beneficiary) is entitled shall be payable within thirty (30) days following the Termination Date, except as otherwise specifically provided herein or under the terms of any applicable policy, plan or program, in which case the payment terms of such policy, plan or program shall be determinative.

(b)           Any termination by the Companies, or by the Executive, of the Employment Period shall be communicated by written notice of such termination to the Executive, if such notice is delivered by the Companies, and to the Companies, if such notice is delivered by the Executive, each in compliance with the requirements of Section 13 hereof. Except in the event of termination of the Employment Period by reason of Cause or the Executive’s death, the effective date of the termination of Executive’s employment shall be no earlier than thirty (30) days following the date on which notice of termination is delivered by one party to the other in compliance with the requirements of Section 13 hereof.

(c)           If the Employment Period is terminated prior to the expiration of the Term by the Executive for Good Reason or by the Companies for any reason other than Cause or the Executive’s permanent disability, as defined in the Companies’ Board-approved disability plan or policy as in effect from time to time (“Disability”) and other than within two (2) years following a Change of Control, then, as the Executive’s exclusive right and remedy in respect of such termination:

(i)            the Executive shall be entitled to receive from the Company the Executive’s Accrued Benefits in accordance with Section 5(a);

(ii)           the Executive shall be entitled to an amount equal to one and one-half (1 1/2) times the Executive’s then existing Base Salary, to be paid in such intervals and at such times in accordance with the Company’s payroll practices in effect from time to time over the eighteen (18) month period following the Termination Date; but in no event shall such amount paid under this Section 5(c)(ii) exceed the lesser of (A) $460,000.00 or (B) two (2) times Executive’s annualized compensation based upon the annual rate of pay for services to the Companies for the calendar year prior to the calendar year in which the

Companies for the calendar year prior to the calendar year in which the Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not separated from service), consistent with the parties’ intention that the payments under this Section 5(c)(ii) constitute a “separation pay plan due to involuntary “separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii);

(iii)          in the event that an amount equal to one and one-half (1 1/2) times the Executive’s then-existing Base Salary exceeds the limitations of Subsections 5(c) (ii)(A) or (B) above, then the Executive shall be entitled to an additional lump sum payment equal to the difference between (x) one and one-half (1 1/2) times the Executive’s then existing Base Salary and (y) the amount payable to Executive under Subsection 5(c)(ii), such lump sum payable to Executive on the first regular payroll date of the Company to occur following the date that is six months after the Termination Date;

(iv)          the Executive shall be entitled to a payment in an amount equal to one and one-half (1 1/2) times the actual Annual Bonus award which would otherwise be payable for the calendar year during which the Termination Date occurs, as if the Executive had been employed for all of such calendar year based on actual performance, to be paid at such time as the Annual Bonus award would otherwise be paid in accordance with the Company’s policies;

(v)           the Executive shall continue to be covered, upon the same terms and conditions described in Section 4(e) hereof, by the same or equivalent medical and/or dental insurance plans, programs and/or arrangements as in effect for the Executive immediately prior to the Termination Date, beginning on the Termination Date and continuing until the earlier of: (A) the eighteen (18) month anniversary following the date of the Executive’s Termination Date, and (B) the date the Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer; provided that Executive timely pays the Executive’s portion of such coverage, and provided further that if the Company determines that the coverage to be provided under this Section 5(c)(v) would cause a self-insured plan maintained by the Company to be in violation of the nondiscrimination requirements of Section 105(h) of the Code, then such coverage will be paid for by the Executive by means of the Company reporting imputed income to Executive on a monthly basis for the fair market value of such coverage plus additional imputed amounts to pay any income tax at source on resulting wages subject to FICA or the income tax withholding provisions of federal or state tax law, including pyramiding wages and taxes (and the Company shall be responsible for depositing all applicable withholding amounts in a timely manner with the appropriate tax authority), with the intent that any amounts payable under this Section 5(c)(v) that are not otherwise excluded from deferred compensation under Code Section 409A shall be excluded from deferred compensation pursuant to a “separation pay plan due to involuntary separation from service” under Treas. Reg. §1.409A-1(b)(9)(iii);

(vi)          the Executive shall receive a lump sum payment in an amount equal to the amount the Company would otherwise expend for 18 month’s coverage for its share of the premiums for life and disability insurance plans or programs as in effect for Executive immediately prior to the Termination Date, payable to Executive within thirty (30) days following the Termination Date; and

(vii)         for the period commencing on the Termination Date and ending not later than the last day of the second calendar year after the Termination Date, the Executive shall be entitled to receive executive level career transition assistance services provided by a career transition assistance firm selected by the Executive and paid for by the Companies in an amount not to exceed ten percent (10%) of the Executive’s then existing Base Salary. The Executive shall not be eligible to receive cash in lieu of executive level career transition assistance services.

(d)           If during the Employment Period, a Change of Control occurs and the Employment Period is terminated by the Companies for any reason other than Cause or Disability or by the Executive for Good Reason, each within two (2) years from the date of such Change of Control, and, in the case of Executive’s resignation for Good Reason, the Executive’s separation from service occurs within two years following the initial existence of the condition giving rise to Good Reason, then:

(i)            the Executive shall be entitled to receive from the Company the Executive’s Accrued Benefits in accordance with Section 5(a);

(ii)           the Executive shall be entitled to a lump-sum payment in an amount equal to two (2) times the Executive’s then existing Base Salary, to be paid within thirty (30) days following the Termination Date;

(iii)          the Executive shall be entitled to a lump-sum payment in an amount equal to two (2) times the Executive’s target incentive compensation award for the calendar year during which the Termination Date occurs, to be paid within thirty (30) days following the Termination Date;

(iv)          the Executive shall be entitled to a lump-sum payment to be paid within thirty (30) days following the Termination Date in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the Termination Date occurs. Such pro-rata target incentive compensation award shall be determined by multiplying the target incentive compensation award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365).

(v)           the Executive shall continue to be covered, upon the same terms and conditions described in Section 4(e) hereof, by the same or equivalent medical and/or dental, insurance plans, programs and/or arrangements as in effect for the Executive immediately prior to the Change of Control, beginning on the

Termination Date and continuing until the earlier of: (A) the second anniversary following the date of the Executive’s Termination Date, and (B) the date the Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer; provided that Executive timely pays the Executive’s portion of such coverage, and provided further that if the Company determines that the coverage to be provided under this Section 5(d)(v) would cause a self-insured plan maintained by the Company to be in violation of the nondiscrimination requirements of Section 105(h) of the Code, then such coverage will be paid for by the Executive by means of the Company reporting imputed income to Executive on a monthly basis for the fair market value of such coverage plus additional imputed amounts to pay any income tax at source on resulting wages subject to FICA or the income tax withholding provisions of federal or state tax law, including pyramiding wages and taxes (and the Company shall be responsible for depositing all applicable withholding amounts in a timely manner with the appropriate tax authority), with the intent that any amounts payable under this Section 5(d)(v) that are not otherwise excluded from deferred compensation under Code Section 409A shall be excluded from deferred compensation pursuant to a “separation pay plan due to involuntary separation from service” under Treas. Reg. §1.409A-1(b)(9)(iii);

(vi)          the Executive shall receive a lump sum payment in an amount equal to the amount the Company would otherwise expend for 24-month’s coverage for its share of the premiums for life and disability insurance plans or programs as in effect for Executive immediately prior to the Termination. Date, payable to Executive within thirty (30) days following the Termination Date;

(vii)         the Executive shall receive a lump sum cash payment, payable to Executive within thirty (30) days following the Termination Date, in an amount equal to the additional benefit value (on a present value, differential basis) that would be payable to Executive under the Company’s defined benefit retirement plan if he had two additional years of credit for purposes of age, benefit service and vesting;

(viii)        if the Executive’s outstanding stock options have not by then fully vested pursuant to the terms of the Companies’ applicable stock option plan(s) and applicable option agreement(s), then to the extent permitted in the Companies’ applicable stock option plan(s) and as provided in the applicable stock option agreement(s), the Executive shall continue to vest in the Executive’s unvested stock options following the Termination Date;

(ix)           for the period commencing on the Termination Date and ending not later than the last day of the second calendar year after the Termination Date, the Executive shall be entitled to receive executive level career transition assistance services provided by a career transition assistance firm selected by the Executive and paid for by the Companies in an amount not to exceed ten percent (10%) of the Executive’s then existing Base Salary, The Executive shall not be eligible to receive cash in lieu of executive level career transition assistance services; and

(x)            the Executive shall be entitled to be reimbursed by the Company for the Executive’s reasonable attorneys’ fees, costs and expenses incurred in conjunction with any dispute regarding Section 5(d) if Executive prevails in any material respect in such dispute, provided that (A) the applicable statutes of limitations shall not have expired for any claim arising from the dispute that could be raised in a court of law; (B) Executive shall submit to the Company verification of legal expense for reimbursement within 60 days from the date the expense was incurred; (C) the Company shall reimburse Executive for eligible expenses promptly thereafter, but in any event not earlier than the first day of the seventh month following the Termination Date and not later than December 31 of the calendar year following the calendar year in which the expense was incurred; (D) the expenses eligible for reimbursement during any given calendar year shall not affect the expense eligible for reimbursement in any other calendar year; and (E) the right to reimbursement hereunder may not be liquidated or exchanged for cash or any other benefit.

(e)           Any amounts payable pursuant to Sections 5(c) and 5(d) above shall be considered severance payments and, except for the Executive’s vested benefits under the Companies’ employee benefit plans (other than severance plans), shall be in full and complete satisfaction of the obligations of the Companies to the Executive in connection with the termination of the Executive’s employment.

(f)            If the Employment Period is terminated as a result of the Executive’s death, Disability or retirement, as defined in the Companies’ Board-approved retirement plan or policy, as in effect from time to time (“Retirement”), then the Executive shall be entitled to (i) the Executive’s Accrued Benefits in accordance with Section 5(a), (ii) any benefits that may be payable to the Executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to:

(i)            in the event the Employment Period is terminated as a result of Executive’s death or Disability, an amount equal to the pro-rata target Annual Bonus award for the calendar year during which the Termination Date occurs by reason of the Executive’s death or Disability. Such lump sum payment shall be determined by multiplying the target Annual Bonus award amount by a fraction, the numerator of which is the number of days in the calendar year of the Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365); or

(ii)           in the event the Employment Period is terminated as a result of Executive’s Retirement, an amount equal to the pro-rata actual Annual Bonus award for the calendar year during which the Termination Date occurs by reason of the Executive’s Retirement. Such lump sum payment shall be determined by multiplying the actual Annual Bonus award amount by a fraction, the numerator of which is the number of days in the calendar year of the

Termination Date elapsed prior to the Termination Date and the denominator of which is three hundred and sixty-five (365).

In the event the Employment Period is terminated as a result of Executive’s death, such lump sum payment shall be made within 30 days following the Termination Date; in the event the Employment Period is terminated as a result of Executive’s Disability, such lump sum payment shall be made on the first regular payroll date of the Company to occur following the date that is six months after the Termination Date; and in the event the Employment Period is terminated as a result of Executive’s Retirement, such lump sum payment shall be made on the later of the date that Annual Bonus payments are made to other participants in the plan or the first regular payroll date of the Company to occur following the date that is six months after the Termination Date.

(g)           Notwithstanding anything else contained herein, if the Executive terminates his employment for any reason other than Good Reason, Disability or Retirement, or the Companies terminate the Executive’s employment for Cause, all of the Executive’s rights to payment from the Companies (including pursuant to any plan or policy of the Companies) shall terminate immediately, except the right to payment for Accrued Benefits in respect of periods prior to such termination.

(h)           Notwithstanding anything to the contrary contained in this Section 5, the Executive shall be required to execute the Companies’ then current standard release agreement as a condition to receiving any of the payments and benefits provided for in Sections 5(c) and (d), excluding the Accrued Benefits in accordance with Section 5(a), and no payments and benefits provided for in Sections 5(c) and (d) other than the Accrued Benefits in accordance with Section 5(a) shall be payable to Executive unless and until all applicable consideration and rescission periods for the release agreement have expired, Executive has not rescinded the release agreement and Executive is in compliance with each of the terms and conditions of such release agreement and this Agreement as of the date of such payments and benefits. It is acknowledged and agreed that the then current standard release agreement shall not diminish or terminate the Executive’s rights under this Agreement.

(i)            In the event of a termination of the Executive’s employment entitling the Executive to benefits under Section 5(c) above, the Executive shall use reasonable efforts to obtain employment suitable to his education, training and experience, and, upon obtaining any such other employment shall promptly notify the Companies thereof. The remaining obligation of the Companies under Section 5(c) shall be offset by any compensation earned by the Executive from such other employment during the eighteen month period commencing on his Termination Date. Except as set forth in the first sentence of this Section 5(i) and subject to the Executive’s affirmative obligations pursuant to Section 6, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Companies under this Agreement.

(j)            Notwithstanding any provision to the contrary contained in this Agreement, if the cash payments due and the other benefits to which Executive shall become entitled under Section 5(d), either alone or together with other payments in the nature of compensation to Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Section 280G of the Code (or any successor provision thereto), such payments or benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to Section 280G of the Code (or any successor provision thereto), provided, however, that no such reduction shall occur, and this Section 5(j) shall not apply, in the event that the amount of such reduction would be more than 10% of the aggregate value of such payments and benefits. The Companies shall in good faith determine the amount of any reduction to be made pursuant to this Section 5(j), and shall make such reduction by first reducing amounts payable under Section 5(d)(i) and thereafter by reducing amounts payable under the following Sections of this Agreement in the following order, as necessary to achieve the reduction: 5(d)(iii), 5(d)(iv), 5(d)(vi), 5(d)(vii). Amounts payable as reimbursements under Sections 5(d)(v) and 5 (d)(x), if any, shall not be subject to reduction. No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which the Executive would be entitled under this Agreement in the absence of this Section 5(j) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 5(j).

(k)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Section 5(j) above does not apply and any payment or distribution of any type to or in respect of the Executive made directly or indirectly, by the Companies or by any other party in connection with a Change of Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(i)            All computations and determinations relevant to Section 5(k) and this subsection 5(k)(i) shall be made by a national accounting firm selected and reimbursed by the Companies from among the ten (10) largest accounting firms in the United States as determined by gross revenues (the “Accounting Firm”), subject to the Executive’s consent (not to be unreasonably withheld), which firm may be the Companies’ accountants. Such determinations shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to

Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall determine that no Gross-Up Payment is required if the Accounting Firm is able to conclude that no “Change of Control” has occurred (within the meaning of Section 280G of the Code). If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Companies and the Executive by no later than thirty (30) days following the Termination Date, if applicable, or such earlier time as is requested by the Companies or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Companies with a written statement that such Accounting Firm has concluded that it is more likely than not that no Excise Tax is payable (including the reasons therefor) and the Executive is not required to report any Excise Tax on Executive’s federal income tax return.

(ii)           If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Companies by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Companies and the Executive, absent manifest error.

(iii)          As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Companies should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Companies which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with an amount which after payment of all taxes thereon is equal to any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Companies to or for the benefit of the Executive.

(iv)          In the case of an Overpayment, the Executive shall, at the direction and expense of the Companies, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Companies, and otherwise reasonably cooperate with the Companies to correct such Overpayment, provided, however, that the Executive shall not in any event be obligated to return to the Companies an amount greater than the portion of the Overpayment that Executive has retained after payment of all taxes thereon or has recovered as a refund from the applicable taxing authorities.

(v)           The Executive shall notify the Companies in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Companies, at their expense, the opportunity to control the defense of such claim (for the sake of clarity, if the Internal Revenue Service is successful in any such claim or the Executive reaches a final settlement with the Internal Revenue Service with respect to such claim (after having afforded the Companies, at their expense, the opportunity to control the defense of such claim), the amount of the Excise Tax resulting from such successful claim or settlement shall be determinative as to whether or not there has been an Underpayment or an Overpayment for purposes of subsection 5(k)(iii).

(vi)          Without limiting the intent of this Section 5(k) to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, all determinations by the Accounting Firm shall be made with a view to minimizing the application of Sections 280G and 4999 of the Code of any of the Total Payments, subject, however, to the following: the Accounting Firm shall make its determination on the basis of “substantial authority” (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Companies and the Executive upon the request of either of them.

(vii)         Notwithstanding any provision above to the contrary, any Gross-Up Payment payable under this Section 5(k) shall be made by the end of the calendar year following the calendar year in which the Executive remits the taxes. Further, notwithstanding any provision above to the contrary, any right to reimbursement under this Section 5(k) of expense incurred by Executive due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted, or where as a result of the audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation. Any Gross-Up Payment and any reimbursement of expense payable under this Section 5(k) shall not be made before the date that is six months after the Termination Date.

Section 6.              Further Obligations of the Executive.

(a)           (1)           During the Executive’s employment by the Companies, whether before or after the Employment Period, and after the termination of Executive’s employment by the Companies, the Executive shall not, directly or indirectly, disclose, disseminate, make available or use any confidential information or proprietary data of the Companies or any of their Subsidiaries, except as reasonably necessary or appropriate for the Executive to perform the Executive’s duties for the Companies, or as authorized in writing by the Board or as required by any court or administrative agency (and then only after prompt notice to the Companies to permit the Companies to seek a protective order).

(2) For purposes of this Agreement, “confidential information or proprietary data” means information and data prepared, compiled, or acquired by or for the Executive during or in connection with the Executive’s employment by the Companies (including, without limitation, information belonging to or provided in confidence by any Customer, Supplier, trading partner or other Person to which the Executive had access by reason of Executive’s employment with the Companies) which is not generally known to the public or which could be harmful to the Companies or their Subsidiaries if disclosed to Persons outside of the Companies. Such confidential information or proprietary data may exist in any form, tangible or intangible, or media (including any information technology-related or electronic media) and includes, but is not limited to, the following information of or relating to the Companies or any of their Subsidiaries, Customers or Suppliers:

(i)            Business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii)           Organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans.

(iii)          Advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv)          Product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v)           Information about existing or prospective Customers or Suppliers, such as Customer and Supplier lists and contact information, Customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi)          Technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

(b)           All records, files, documents and materials, in whatever form and media, relating to the Companies’ or any of their Subsidiaries’ business (including, but not limited to, those containing or reflecting any confidential information or proprietary data) which the Executive prepares, uses, or comes into contact with, including the originals and all copies thereof and extracts and derivatives therefrom, shall be and remain the sole property of the Companies or their Subsidiaries. Upon termination of the Executive’s employment for any reason, whether during or after the Employment Period, the Executive shall immediately return all such records, files, documents, materials and other property of the Companies and their Subsidiaries in the Executive’s possession, custody or control, in good condition, to the Companies.

(c)           The Companies maintain, and Executive acknowledges and agrees, the Companies have and will entrust Executive with proprietary information, strategies, knowledge, customer relationships and know-how which would be detrimental to the Companies’ interest in protecting relationships with Customers and/or Suppliers if Executive were to provide services or otherwise participate in the operation of a competitor of the Company. Therefore, during (i) the Executive’s employment by the Companies, whether during or after the Employment Period, and (ii) the eighteen (18) month period following the end of the Executive’s employment with the Companies, the Executive shall not in any capacity (whether as an owner, employee, consultant or otherwise), at any time perform, manage, supervise, or be responsible or accountable for anyone else who is performing services — which are the same as, substantially similar or related to the services the Executive is providing, or during the last two years of the Executive’s employment by the Companies has provided, for the Companies or their Subsidiaries — for, or on behalf of, any other Person who or which is (1) a wholesaler of office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or not related to the foregoing provided by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, (2) a provider of services the same as or substantially similar to those provided by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, or (3) engaged in a line of business other than described in (1) or (2) hereinabove which is the same or substantially similar to the lines of business engaged in by the Companies or their Subsidiaries, or to any line of business which to the Executive’s knowledge is under active consideration or planning by the Companies and their Subsidiaries, during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period,.

(d)           (1) During (i) the Executive’s employment by the Companies, whether during or after the Employment Period, and (ii) the eighteen (18) month period following the end of the Executive’s employment with the Companies , the Executive shall not at any time, directly or indirectly, solicit any Customer for or on behalf of any Person other than the Companies or any of their Subsidiaries with respect to the purchase of (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines, or such other products whether or not related to the foregoing provided by the Companies or their Subsidiaries to such Customer and/or Vendor during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period, (B) services the same as or substantially similar to those provided by the Companies or their Subsidiaries to such Customer during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period or (C) products or services from a line of business other than as described in (A) or (B) herein which are the same or substantially similar to the products and services provided to such Customer from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period. Without limiting the foregoing, (i) during the Executive’s employment by the Companies and (ii) insofar as the Executive may be employed by, or acting for or on behalf of, a Supplier at any time within the eighteen (18) month period following the end of the Executive’s employment with the Companies, whether during or after the Employment Period, the Executive shall not at any time, directly or indirectly, solicit any Customer to switch the purchase of the products or services described hereinabove from the Companies or their Subsidiaries to Supplier.

(2)           For purposes of this Agreement, a “Customer” is any Person who or which has ordered or purchased by or from the Companies or any of their Subsidiaries (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or not related to the foregoing, (B) services provided by or from the Companies or any of their Subsidiaries or (C) products or services from a line of business other than as described in (A) or (B) herein which are the same or substantially similar to the products and services from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period. For purposes of this Agreement, a “Supplier” is any Person who or which has furnished to the Companies or their Subsidiaries for resale (A) office products, including traditional office products, computer consumable products, office furniture, janitorial and/or sanitation products, food service paper/non-food products, audio/visual and business machines or such other products whether or nor related to the foregoing (B) services provided by or from the Companies or any of their Subsidiaries or (C) products or services from a line of business other than as described in (A) or (B) herein which are the same or substantially similar to the products and services from a line of business engaged in by the Companies or their Subsidiaries during the last twelve (12) months of the Executive’s employment with the Companies, whether during or after the Employment Period.

(e)           During the Executive’s employment by the Companies, whether during or after the Employment Period, and during the twenty-four (24) month period following the end of the Executive’s employment with the Companies, the Executive shall not at any time, directly or indirectly, induce or solicit any employee of the

Companies or any of their Subsidiaries for the purpose of causing such employee to terminate his or her employment with the Companies or such Subsidiary.

(f)            The Executive shall not, directly or indirectly, make or cause to be made (and shall prohibit the officers, directors, employees, agents and representatives of any Person controlled by Executive not to make or cause to be made) any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any Person, including members of the investment community, press, and customers, competitors and advisors to the Companies, about the Companies, their respective parents, Subsidiaries or Affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of the Companies, or of their respective parents, Subsidiaries or Affiliates.

(g)           If any court determines that any portion of this Section 6 is invalid or unenforceable, the remainder of this Section 6 shall not thereby be affected and shall be given full effect without regard to the invalid provision. If any court construes any of the provisions of Section 6(c), 6(d), 6(e) or 6(f) above, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(h)           During the Executive’s employment with the Companies, whether during or after the Employment Period and during the eighteen (18) month period following the end of Executive’s employment with the Companies, the Executive agrees that, prior to accepting employment with a Customer or Supplier of the Companies, the Executive will give notice to the Chief Executive Officer of the Companies. The Companies reserve the right to make such Customer or Supplier aware of the Executive’s obligations under Section 6 of this Agreement.

(i)            During and following Executive’s Employment Period, the Executive shall furnish a copy of this Section 6 in its entirety to any prospective employer prior to accepting employment with such prospective employer.

(j)            The Executive hereby acknowledges and agrees that damages will not be an adequate remedy for the Executive’s breach of any provision of this Section 6, and further agrees that the Companies shall be entitled to obtain appropriate injunctive and/or other equitable relief for any such breach, without the posting of any bond or other security, in addition to all other legal remedies to which the Companies may be entitled.

Section 7.              Successors.  The Companies may assign their rights under this Agreement to any successor to all or substantially all the assets of the Companies, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Companies. Any such assignment by the Companies shall remain subject to the Executive’s rights under Section 5 hereof. The rights of the Executive under this Agreement may not be assigned or encumbered by the Executive, voluntarily or involuntarily, during the Executive’s lifetime, and any such purported assignment shall be void ab initio.

Notwithstanding the foregoing, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

Section 8.              Third Parties.  Except for the rights granted to the Companies and their Subsidiaries pursuant hereto (including, without limitation, pursuant to Section 6 hereof) and except as expressly set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 9.              Enforcement.  The provisions of this Agreement shall be regarded as divisible and, if any of said provisions or any part or application thereof is declared invalid or unenforceable by a court of competent jurisdiction, the same shall not affect the other provisions hereof, other parts or applications thereof or the whole of this Agreement, but such provision shall be deemed modified to the extent necessary to render such provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

Section 10.            Amendment.  This Agreement may not be amended or modified at any time except by a written instrument approved by the Board, and executed by the Companies and the Executive; provided, however, that any attempted amendment or modification without such approval and execution shall be null and void ab initio and of no effect.

Section 11.            Payment; Taxes and Withholding.  The Company shall be responsible as employer for payment of all cash compensation and severance payments provided herein and Holding shall cause the Company to make such payments. The Executive shall not be entitled to receive any additional compensation from either of the Companies for any services the Executive provides to Holding or the Companies’ Subsidiaries. The Company shall be entitled to withhold from any amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise. Executive shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

Section 12.            Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to principles of conflicts of law of Illinois or any other jurisdiction.

Section 13.            Notice.  Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid:

If to the Companies:

United Stationers Inc.

United Stationers Supply Co.

2200 E. Golf Road

Des Plaines, IL 60016-1267

Attention: President and Chief Executive Officer

If to the Executive:

Eric A. Blanchard

or to such other address as the party to be notified shall have given to the other in accordance with the notice provisions set forth in this Section 13.

Section 14.            No Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

Section 15.            Headings.  The headings contained herein are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 16.            Indemnification.  The provisions set forth in the Indemnification Agreement appended hereto as Attachment A are hereby incorporated into this Agreement and made a part hereof. The parties shall execute the Indemnification Agreement contemporaneously with the execution of this Agreement.

Section 17.            Execution in Counterparts.  This Agreement, including the Indemnification Agreement, may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18.            Arbitration.  Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with the Companies or termination thereof, shall be referred for arbitration in Chicago, Illinois to a neutral arbitrator selected by the Executive and the Companies (or if the parties are unable to agree on selection of such an arbitrator, one selected by the American Arbitration Association pursuant to its rules referred to below) and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. Except as provided in Section 5(d)(x) above, the arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing in this Section 18 shall be construed so as to deny the Companies the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of the Executive’s covenants in Section 6 hereof. Moreover, this Section 18 and Section 12 hereof shall not be applicable to any dispute, controversy or question arising under, out of, or relating to the Indemnification Agreement.

Section 19.            Survival.  Notwithstanding the stated Term of this Agreement, the provisions of this Agreement necessary to carry out the intention of the parties as expressed herein, including without limitation those in Sections 5, 6, 7, 16 and 18, shall survive the termination or expiration of this Agreement.

Section 20.            Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

Section 21.            Free to Contract.  The Executive represents and warrants to the Companies that the Executive is able freely to accept employment by the Companies as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent the Executive from entering into this Agreement, would prevent or restrict the Executive in any way from rendering services to the Companies as provided herein during the Employment Period or would be breached by the future performance by the Executive of the Executive’s duties and responsibilities hereunder.

Section 22.            Entire Agreement.  This Agreement, including the Indemnification Agreement and any other written undertakings by the Executive referred to herein, supersedes all other agreements, arrangements or understandings (whether written or oral) between the Companies and the Executive with respect to the subject matter of this Agreement including without limitation the Prior Agreement and the Executive’s employment relationship with the Companies and any of their Subsidiaries, and this Agreement contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

*          *          *

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts, each of which shall be deemed one and the same instrument, as of the day and year first written above.

EXECUTED ON:	UNITED STATIONERS 1NC.

12/31, 2008	By:	/s/ Richard W. Gochnauer
Name: Richard W. Gochnauer
Title: President and Chief Executive Officer

EXECUTED ON:	UNITED STATIONERS SUPPLY CO.

12/31, 2008	By:	/s/ Richard W. Gochnauer
Name: Richard W. Gochnauer
Title: President and Chief Executive Officer

EXECUTED ON:	EXECUTIVE:

12/31, 2008	/s/ Eric A. Blanchard
Eric A. Blanchard